Exhibit 99.1

WESTMORELAND COAL COMPANY 9540 South Maroon Circle, Suite 200 Englewood, Colorado 80112 (855) 922-6463 Telephone
NEWS RELEASE
Westmoreland Reports First Quarter 2012 Results

Englewood, CO – April 26, 2012 – Westmoreland Coal Company (NasdaqGM:WLB) today reported its first quarter results for 2012.

Highlights:

●	Adjusted EBITDA increased $2.7 million (11.6%) during Q1 2012 to $26.0 million as compared to $23.3 million in Q1 2011.

●	Operating Income increased $0.3 million (4.1%) during Q1 2012 to $7.7 million as compared to $7.4 million in Q1 2011.

●	Total revenues were $145.9 million for Q1 2012 compared to $127.8 million in Q1 2011, an increase of 14.2%.

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Net loss applicable to common shareholders of $0.8 million ($0.06 per basic and diluted share) for Q1 2012 compared to a Q1 2011 net loss of $18.0 million ($1.45 per basic and diluted share).  Q1 2011 net loss included $20.2 million of charges related to the refinancing of debt.

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Westmoreland again continued its strong safety performance achieving reportable and lost time incident rates approximately 85.8% and 76.4%, respectively, of the national averages for surface operations for the first quarter of 2012.

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During the first quarter of 2012, Westmoreland’s Jewett Mine was selected as the winner of the Texas 2012 reclamation award by the Railroad Commission of Texas’ Surface Mining and Reclamation Division for its “Jewett Mine Stream Restoration Initiative.”

“We successfully completed the acquisition of the Kemmerer Mine on January 31and its two month performance is included in our first quarter results” said Keith E. Alessi, Westmoreland’s Chief Executive Officer. “The Kemmerer integration has gone very smoothly and the mine’s financial performance during the quarter exceeded our internal projections as a result of stronger than projected sales, productivity gains and cost management.  We are still working through the process of valuing the Kemmerer assets and recording the final purchase accounting for the transaction.”

“We were pleased with our overall results, particularly in light of the extremely mild winter conditions experienced throughout the service areas of our customers.  I consider this to be continuing validation of our business model, which is largely focused on long term, cost plus contracts.  Our model provides for downside protection in quarters, such as this, in which we experience reduced tonnage. We remain focused on managing our balance sheet and finished the quarter in one of the most liquid positions we have experienced in many years as a result of these efforts, and the recent financing associated with the Kemmerer acquisition.  During the quarter, we also welcomed Bob King to the company as our President and Chief Operating Officer.  Bob’s deep industry experience will be invaluable to us as we explore ways to become more efficient and to grow the business.”

“A number of normally scheduled maintenance shutdowns are planned during the second quarter at our ROVA power plant and at customer facilities.  These have been factored into our internal projections and we would expect to see our lowest quarterly operating results during this upcoming period.  We expect to see further efficiencies from the Kemmerer acquisition as we continue our integration efforts and we continue to see the results of strong cost containment initiatives in all areas of our business.”

Westmoreland News Release	Page 1 of 6	April 26, 2012

“I am very proud of the Jewett Mine’s 2012 reclamation award that it received this quarter.  The Jewett team’s efforts underscore our core commitment to environment stewardship.  We also had another quarter in which we recorded a very good safety record.”

Safety

Safety performance at Westmoreland mines continues to be significantly better than the national average for surface operations.  Westmoreland mines had reportable and lost time incident rates year to date through the first quarter of 2012 of 1.57 and 0.94 versus the national surface mine rates of 1.83 and 1.23, respectively.

First Quarter 2012	Reportable	Lost Time
Westmoreland	1.57	0.94
National Average	1.83	1.23
Percentage	85.8%	76.4%

Effective February 1, 2012, Westmoreland’s safety performance statistics are inclusive of the Kemmerer Mine.  Increases in these rates are primarily related to safety performance of the Kemmerer Mine.  Westmoreland has begun to implement safety programs, training programs, supervisory training, and other measures employed throughout Westmoreland’s coal mining operations, at the Kemmerer Mine.  Westmoreland fully expects the Kemmerer Mine’s safety performance to align with Westmoreland’s historical safety performance, in which MSHA reportable injury rates are less than 50% of the national average.

Financial Results

Westmoreland’s Adjusted EBITDA increased to $26.0 million in Q1 2012 from $23.3 million in Q1 2011.  This increase was predominately driven by the January 31st acquisition of the Kemmerer Mine.  Q1 2012 Adjusted EBITDA was negatively impacted by the remaining $1.5 million deductible on WRI’s business interruption claim following an accident at a customer facility, an unplanned 10-day ROVA maintenance outage, and unusually warm weather conditions which reduced customer demand.

Westmoreland’s revenues in Q1 2012 increased to $145.9 million compared with $127.8 million in Q1 2011.  This increase was also primarily driven by the addition of the Kemmerer Mine and the additional factors described above.

Westmoreland’s Q1 2011 net loss includes $20.2 million of refinancing and debt conversion expense.  Excluding the $20.2 million of refinancing and debt conversion expense in Q1 2011, the Q1 2012 net loss increased by $3.1 million.  This increase in loss was driven by increased interest expense accrued and other factors described above, and was partially offset by the Kemmerer Mine acquisition.

Coal Segment Operating Results
The following table summarizes Westmoreland’s Q1 2012 and Q1 2011 coal segment performance:

	Three Months Ended March 31,
			Increase / (Decrease)
	2012	2011	$	%
Revenues (in thousands)	$125,166	$104,136	$21,030	20.2%
Operating income (in thousands)	13,089	8,819	4,270	48.4%
Adjusted EBITDA (in thousands)	27,811	21,285	6,526	30.7%
Tons sold - millions of equivalent tons	5.5	5.6	(0.1)	(1.8)%
Operating income per ton sold	$2.38	$1.57	$0.80	$51.1%

Westmoreland’s coal revenues and Adjusted EBITDA both increased significantly during the first quarter of 2012 over prior year.  Sales and Adjusted EBITDA increased due both to the Kemmerer Mine acquisition and were offset by unusually warm weather conditions reducing customer demand at other mines.  Additionally, Q1 2012 was negatively impacted by the remaining $1.5 million deductible on WRI’s business interruption claim following an accident at a customer facility.

Westmoreland News Release	Page 2 of 6	April 26, 2012

Power Segment Operating Results
The following table summarizes Westmoreland’s Q1 2012 and Q1 2011 power segment performance:

	Three Months Ended March 31,
			Increase / (Decrease)
	2012	2011	$	%
	(In thousands)
Revenues	$20,722	$23,628	$(2,906)	(12.3)%
Operating income	2,790	4,619	(1,829)	(39.6)%
Adjusted EBITDA	5,467	7,352	(1,885)	(25.6)%
Megawatts hours	373	435	(62)	(14.3)%

Westmoreland’s power segment revenues and Adjusted EBITDA decreased in Q1 2012 due to a 10-day unplanned maintenance outage that occurred during Q1 2012.

Nonoperating Results
Interest expense for Q1 2012 also increased to $9.9 million from $7.0 million in Q1 2011 as a result of our new notes issued in February 2011 as well as the Kemmerer acquisition debt issued in January 2012.

Cash Flow from Operations and Liquidity
Cash and Cash Equivalents increased to $50.1 million at March 31, 2012 up from $30.8 million as of December 31, 2011.  Overall cash increased by $19.3 million during Q1 2012 driven by the Kemmerer Mine’s strong initial performance and working capital management following the acquisition.

Conference Call
A conference call regarding Westmoreland Coal Company’s first quarter 2012 results will be held on Thursday, April 26, 2012, at 10:00 a.m. Eastern Time.  Call-in instructions are available on our web site and have been provided in a separate news release.

About Westmoreland Coal Company

Westmoreland Coal Company is the oldest independent coal company in the United States.  Our coal operations include coal mining in the Powder River Basin in Montana, sub-bituminous mining in Wyoming, and lignite mining operations in Montana, North Dakota and Texas.  Its power operations include ownership of the two-unit ROVA coal-fired power plant in North Carolina.  For more information, visit www.westmoreland.com.

Cautionary Note Regarding Forward-Looking Statements

Forward-looking statements are based on Westmoreland’s current expectations and assumptions regarding its business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict.  Our actual results may differ materially from those contemplated by the forward-looking statements.  Westmoreland cautions you therefore against relying on any of these forward-looking statements.  They are statements neither of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include political, economic, business, competitive, market, weather and regulatory conditions and Mr. Alessi’s comments relating to the results at and integration of Kemmerer.

Any forward-looking statements made by Westmoreland in this news release speaks only as of the date on which it was made. Westmoreland undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

# # #

Contact: Kevin Paprzycki (855) 922-6463

Westmoreland News Release	Page 3 of 6	April 26, 2012

Westmoreland Coal Company and Subsidiaries
Consolidated Statements of Operations (Unaudited)

	Three Months Ended March 31,
	2012	2011
	(In thousands, except per share data)
Revenues	$145,888	$127,764

Cost, expenses and other:
Cost of sales	110,763	97,510
Depreciation, depletion and amortization	13,289	11,245
Selling and administrative	13,535	9,305
Heritage health benefit expenses	3,810	3,778
Loss on sales of assets	38	83
Other operating income	(3,285)	(1,597)
	138,150	120,324
Operating income	7,738	7,440

Other income (expense):
Interest expense	(9,883)	(6,967)
Loss on extinguishment of debt	-	(17,030)
Interest income	406	382
Other income (loss)	176	(3,017)
	(9,301)	(26,632)
Loss before income taxes	(1,563)	(19,192)
Income tax expense (benefit) from operations	7	(460)
Net loss	(1,570)	(18,732)
Less net loss attributable to noncontrolling interest	(1,080)	(1,121)
Net loss attributable to the Parent company	(490)	(17,611)
Less preferred stock dividend requirements	340	340
Net loss applicable to common shareholders	$(830)	$(17,951)

Net loss per share applicable to common shareholders:
Basic and diluted	$(0.06)	$(1.45)

Weighted average number of common shares outstanding:
Basic and diluted	13,861	12,369

Westmoreland News Release	Page 4 of 6	April 26, 2012

Westmoreland Coal Company and Subsidiaries
Summary Financial Information (Unaudited)

	Three Months Ended March 31,
	2012	2011
	(In thousands)
Cash Flow
Net cash provided by operating activities	$12,988	$16,182
Net cash used in investing activities	(102,571)	(5,884)
Net cash provided by (used in) financing activities	108,907	28,911

	March 31, 2012	December 31, 2011
	(In thousands)
Balance Sheet Data (Unaudited)
Total assets	$955,002	$759,172
Total debt	$396,499	$282,269
Working capital (deficit)	$12,399	$(21,669)
Total deficit	$(249,082)	$(249,858)
Common shares outstanding	13,933	13,811

	Three Months Ended March 31,
	2012	2011
	(In thousands)
Adjusted EBITDA by Segment
Coal	$27,811	$21,285
Power	5,467	7,352
Heritage	(4,010)	(4,170)
Corporate	(3,286)	(1,183)
Total	$25,982	$23,284

	Three Months Ended March 31,
	2012	2011
	(In thousands)
Reconciliation of Adjusted EBITDA to net loss
Net loss	$(1,570)	$(18,732)

Income tax benefit from continuing operations	7	(460)
Other loss	(176)	3,017
Interest income	(406)	(382)
Loss on extinguishment of debt	-	17,030
Interest expense	9,883	6,967
Depreciation, depletion and amortization	13,289	11,245
Accretion of ARO and receivable	2,853	2,700
Amortization of intangible assets and liabilities	162	163
EBITDA	24,042	21,548

Loss on sale of assets	38	83
Share-based compensation	1,902	1,653
Adjusted EBITDA	$25,982	$23,284

Westmoreland News Release	Page 5 of 6	April 26, 2012

EBITDA and Adjusted EBITDA are supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP.  EBITDA and Adjusted EBITDA are included in this news release because they are key metrics used by management to assess Westmoreland’s operating performance and Westmoreland believes that EBITDA and Adjusted EBITDA are useful to an investor in evaluating our operating performance because these measures:

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are used widely by investors to measure a company’s operating performance without regard to items excluded from the calculation of such terms, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors; and

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help investors to more meaningfully evaluate and compare the results of Westmoreland’s operations from period to period by removing the effect of our capital structure and asset base from our operating results.

Neither EBITDA nor Adjusted EBITDA is a measure calculated in accordance with GAAP. The items excluded from EBITDA and Adjusted EBITDA are significant in assessing Westmoreland’s operating results. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation from, or as a substitute for, analysis of our results as reported under GAAP. For example, EBITDA and Adjusted EBITDA:

●	do not reflect our cash expenditures, or future requirements for capital and major maintenance expenditures or contractual commitments;

●	do not reflect income tax expenses or the cash requirements necessary to pay income taxes;

●	do not reflect changes in, or cash requirements for, our working capital needs; and

●	do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on certain of our debt obligations.

In addition, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements. Other companies in our industry and in other industries may calculate EBITDA and Adjusted EBITDA differently from the way that Westmoreland does, limiting their usefulness as comparative measures. Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of its business. Westmoreland compensates for these limitations by relying primarily on its GAAP results and using EBITDA and Adjusted EBITDA only as supplemental data.

Westmoreland News Release	Page 6 of 6	April 26, 2012